Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Addresses Cold Soak Filtration Specifications

Management Updates Clinton Repair Progress

HOUSTON, TX - November 19, 2008 – Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, affirms that it has successfully passed the Cold Soak Filtration Test for more than a year.  Recent changes in ASTM D6751-08 Standard Specifications for Biodiesel Fuel Blend Stock (B100) include mandatory compliance for biodiesel to meet cold soak filtration specifications.  The test subjects the biodiesel to a soak period at cold temperatures, re-warms the fuel, and then filters the biodiesel through 0.7 micron filter. The test is a qualitative evaluation meant to replicate performance of the biodiesel in cold climates.  Nova’s ability to pass the ASTM Cold Soak Filtration Test requirements ensures that the Company is well positioned to immediately contribute to the demand that will be created by the 2009 biodiesel mandate, which requires domestic usage of 500 million gallons of biodiesel next year.

“Nova’s patented process has always focused on producing high quality biodiesel,” said Kenneth Hern, Chairman and CEO of Nova.  “The new ASTM Cold Soak Filtration Test is a hurdle for some companies, but Nova’s biodiesel meets this requirement regardless of feedstock input used in our proprietary process.”

The Company continues to operate efficiently and conserve working capital while maintaining sustained rates of approximately 50 percent to 60 percent nameplate capacity at the Seneca refinery.  During the month of October, three million gallons of biodiesel were produced at Seneca, bringing the cumulative total to over 14 million gallons produced to date.

Additionally, Clinton County facility personnel, our vendors and our engineering and construction crews continue in their efforts to carry out repairs caused by the fire that occurred on September 30, 2008.  The timing of the repairs and restoring operations will be dependant upon available working capital and market conditions.

“We are diligently focused on obtaining working capital to achieve full production capabilities,” continued Mr. Hern.  “Sustained operations at our flagship refinery in Seneca, IL remains our top priority and final repairs at Clinton County will likely occur at year end and may be combined with previously planned capital upgrades. We will continue to operate our Seneca facility at the maximum capacity achievable based on our working capital availability.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 200 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is completing the final testing and performance requirements related to the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois, commencing the marketing of 10 million gallons per year of biodiesel to be obtained pursuant to its off-take agreement with the Scott Petroleum biodiesel refinery in Greenville, Mississippi and investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended July 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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